Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 8, 2021

HURCO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2020

INDIANAPOLIS, INDIANA – January 8, 2021 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the fourth fiscal quarter and fiscal year ended October 31, 2020. Hurco recorded a net loss of $3,589,000, or $(0.54) per diluted share, for the fourth quarter of fiscal 2020, compared to net income of $2,098,000, or $0.31 per diluted share, for the corresponding period in fiscal 2019.  For fiscal 2020, Hurco reported a net loss of $6,247,000, or $(0.93) per diluted share, compared to net income of $17,495,000, or $2.55 per diluted share, for fiscal 2019. The net loss for the fourth quarter and fiscal 2020 included a one-time, non-cash goodwill impairment charge of $4,903,000.  Excluding the impact of this one-time charge, earnings per diluted share would have been $0.70 and $0.69 higher than what was reported for the fourth quarter and fiscal year 2020, respectively.

Sales and service fees for the fourth quarter of fiscal 2020 were $44,459,000, a decrease of $15,530,000, or 26%, compared to the corresponding prior year period, and included a favorable currency impact of $1,262,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes.  Sales and service fees for fiscal 2020 were $170,627,000, a decrease of $92,750,000, or 35%, compared to fiscal 2019, and included a favorable currency impact of $617,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Michael Doar, Chief Executive Officer, stated, “Hurco has been resilient, essential, and dedicated during a year of chronic uncertainty. It is important to reflect on the successes of this year to truly appreciate that the challenges we faced made us stronger.  We navigated a steep, unexpected cycle of continuous change and uncertainty that has forced many companies to evaluate their sustainability and long-term strategic plans.  We have stayed the course, made tough decisions, and confidently continued the plans we had in place before the COVID-19 pandemic.  Many of our customers are essential businesses, and our products and services are essential to them.  Many of our customers faced enormous challenges, but still found ways to quickly adapt and manufacture critical infrastructure and related components to alleviate shortages in supplies. Our products and technologies are designed for the type of manufacturing flexibility that promotes innovation and adaptability. We are dedicated to our customers and we strive always to be accessible to them in their time of need, wherever they are in the world.  We are also dedicated to the health and safety of all our employees around the globe and appreciate their commitment to our customers during this difficult year. We remain focused on a return to profitability and value to our shareholders. Even though this year was challenging, we are encouraged by growing demand we saw in certain markets in the second half of the fiscal year, particularly in Europe and Asia, and look ahead to 2021 with optimism that our financial strength, preparedness, and product mix will position us for a strong recovery.”

The following table sets forth net sales and service fees by geographic region for the fourth quarter and fiscal year ended October 31, 2020 and 2019 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Americas	$15,453	$25,034	($9,581)	(38)%	$67,498	$99,064	($31,566)	(32)%
Europe	23,577	29,497	(5,920)	(20)%	77,936	133,675	(55,739)	(42)%
Asia Pacific	5,429	5,458	(29)	(1)%	25,193	30,638	(5,445)	(18)%
Total	$44,459	$59,989	($15,530)	(26)%	$170,627	$263,377	($92,750)	(35)%

Sales in the Americas for the fourth quarter and fiscal 2020 decreased by 38% and 32%, respectively, compared to the corresponding periods in fiscal 2019, primarily due to a reduced volume of shipments of Hurco, Milltronics and Takumi machines.  The reductions in shipment volume were mainly attributable to government-mandated stay-at-home or shelter orders imposed across the region during portions of fiscal 2020.  Additionally, sales in the Americas in the first half of fiscal 2019 benefitted from strong demand and backlog generated in the fourth quarter of fiscal 2018.

European sales for the fourth quarter and fiscal 2020 decreased by 20% and 42%, respectively, compared to the corresponding periods in fiscal 2019, and included a favorable currency impact of 4% and less than 1%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes.  The decreases in European sales for the fourth quarter and fiscal 2020 were primarily attributable to a reduced volume of shipments of Hurco and Takumi machines and a decrease in sales of electro-mechanical components and accessories manufactured by our wholly-owned Italian subsidiary, LCM Precision Technology S.r.l (“LCM”).  Like the Americas, the reductions in shipment volume were mainly driven by government-mandated COVID-19 stay-at-home or shelter orders or other similar operating restrictions imposed across the region during portions of fiscal 2020.  Additionally, sales in Europe during the first half of fiscal 2019 benefitted from higher demand and backlog coming off fiscal 2018, the recent peak of the European market, particularly for Germany.

Asian Pacific sales for the fourth quarter of fiscal 2020 decreased by less than 1%, compared to the corresponding period in fiscal 2019, and included a favorable currency impact of 4%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The decrease in Asian Pacific sales for the fourth quarter of fiscal 2020 was primarily attributable to a reduced volume of shipment of Takumi machines in China, partially offset by an increased volume of shipments of Hurco machines in China and India.  Asian Pacific sales for fiscal 2020 decreased by 18% compared to fiscal 2019 and included a favorable currency impact of less than 1% when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decrease in Asian Pacific sales resulted primarily from a reduction in the volume of shipments of Hurco and Takumi machines in all Asian Pacific regions, as many customers were negatively impacted by government-mandated COVID-19 stay-at-home orders or similar operating restrictions during the first six months of fiscal 2020.

Orders for the fourth quarter of fiscal 2020 were $48,715,000, a decrease of $4,195,000, or 8%, compared to the corresponding period in fiscal 2019, and included a favorable currency impact of $1,594,000, or 3%, when translating foreign orders to U.S. dollars.  Orders for fiscal 2020 were $166,938,000, a decrease of $74,168,000, or 31%, compared to fiscal 2019, and included a favorable currency impact of $1,225,000, or less than 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the fourth quarter and fiscal year ended October 31, 2020 and 2019 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Americas	$17,177	$24,389	($7,212)	(30)%	$67,577	$89,136	($21,559)	(24)%
Europe	25,603	23,006	2,597	11%	77,079	120,191	(43,112)	(36)%
Asia Pacific	5,935	5,515	420	8%	22,282	31,779	(9,497)	(30)%
Total	$48,715	$52,910	($4,195)	(8)%	$166,938	$241,106	($74,168)	(31)%

Orders in the Americas for the fourth quarter and fiscal 2020 decreased by 30% and 24%, respectively, compared to the corresponding periods in fiscal 2019, primarily due to decreased customer demand for Hurco, Milltronics and Takumi machines during the COVID-19 pandemic.  Orders in the Americas of $17,177,000 for the fourth quarter of fiscal 2020 reflected a slight improvement over orders in the second and third quarters of fiscal 2020 of $15,924,000 and $16,315,000, respectively, but fell short of pre-pandemic order levels in the first quarter of $18,162,000.

European orders for the fourth quarter of fiscal 2020 increased by 11%, compared to the corresponding prior year period, and included a favorable currency impact of 6% when translating foreign orders to U.S. dollars.  European orders for the fourth quarter of fiscal 2020 were the highest quarter of the fiscal year at $25,603,000, rebounding from the fiscal year low third quarter orders of $14,155,000, second quarter orders of $15,575,000, and first quarter pre-pandemic orders of $21,746,000.  The increase in European orders in the fourth quarter of fiscal 2020 was primarily attributable to increased customer demand for Hurco machines in the United Kingdom, Germany and Italy, partially offset by decreased customer demand for Hurco machines in France. European orders for fiscal 2020 decreased by 36%, compared to fiscal 2019, and included a favorable currency impact of less than 1%, when translating foreign orders to U.S. dollars.  The year-over-year decrease in orders was driven primarily by decreased customer demand for Hurco and Takumi machines, and a decrease in sales of electro-mechanical components and accessories manufactured by LCM, during the COVID-19 pandemic.

Asian Pacific orders for the fourth quarter of fiscal 2020 increased by 8%, compared to the corresponding prior year period, and included a favorable currency impact of 4%, when translating foreign orders to U.S. dollars.  Asian Pacific orders for the fourth quarter of fiscal 2020 reflected the same trend as the European orders, marking the highest quarter of orders of the fiscal year at $5,935,000, outpacing the third quarter orders of $5,621,000, second quarter orders of $5,054,000 and first quarter orders of $5,672,000. The increase in Asian Pacific orders was primarily due to increased customer demand for Hurco machines in India and Takumi machines in China.  Asian Pacific orders for fiscal 2020 decreased by 30%, compared to fiscal 2019, and included a favorable currency impact of less than 1%, when translating foreign orders to U.S. dollars.  The year-over-year decrease in Asian Pacific orders was driven primarily by a reduction in customer demand for Hurco and Takumi machines during the COVID-19 pandemic throughout the Asian Pacific region where our customers are located.

Gross profit for the fourth quarter of fiscal 2020 was $9,520,000, or 21% of sales, compared to $16,240,000, or 27% of sales, for the corresponding prior year period.  Gross profit for fiscal 2020 was $36,457,000, or 21% of sales, compared to $77,208,000, or 29% of sales, for fiscal 2019.  The decreases in gross profit as a percentage of sales were primarily due to lower sales across all sales regions, particularly the European sales region where we typically sell higher-priced, higher-performance machines, competitive pricing pressures on a global basis and the negative impact of fixed costs leveraged against lower sales and production volumes.

Selling, general and administrative expenses for the fourth quarter of fiscal 2020 were $10,344,000, or 23% of sales, compared to $14,051,000, or 23% of sales, for the corresponding period in fiscal 2019, and included an unfavorable currency impact of $420,000, when translating foreign expenses to U.S. dollars for financial reporting purposes.  Selling, general and administrative expenses for fiscal 2020 trended downward as a percentage of sales from the first half of fiscal 2020 to the second half of fiscal 2020 by approximately 5% due to the implementation of cost reduction plans including changes in employee headcount, decreases in incentive and performance compensation, and reductions in other discretionary spending, partially offset by increased operating expenses associated with ProCobots, LLC, the U.S.-based automation integration business acquired by Hurco in the fourth quarter of fiscal 2019 and the unfavorable currency impact when translating foreign expenses to U.S dollars for financial reporting purposes.  Selling, general and administrative expenses for fiscal 2020 were $41,416,000, or 24% of sales, compared to $54,668,000, or 21% of sales, for fiscal 2019, and included an unfavorable currency impact of $252,000, when translating foreign expenses to U.S. dollars for financial reporting purposes.

The operating loss for the fourth quarter of fiscal 2020 was $5,727,000, or (13%) of sales, compared to operating income of $2,189,000, or 4% of sales, for the fourth quarter of fiscal 2019.  The operating loss for the fourth quarter of fiscal 2020 included a one-time $4,903,000 non-cash goodwill impairment charge attributable primarily to the prolonged ongoing uncertainty in the global markets due to the COVID-19 pandemic. The operating loss for fiscal 2020 was $9,862,000, or (6%) of sales, compared to operating income of $22,540,000, or 9% of sales, for fiscal 2019. The year-over-year decrease from operating income to operating losses for the fourth quarter and fiscal year was primarily due to reduced sales volume that resulted from government-mandated stay-at-home or shelter orders imposed across the globe during 2020.

Hurco recorded an income tax benefit of $2,257,000 for the fourth quarter of fiscal 2020, compared to an income tax benefit of $260,000 for the corresponding prior year period.  Hurco recorded an income tax benefit of $4,556,000 for fiscal 2020, compared to income tax expense of $5,829,000 for fiscal 2019.  During the third and fourth quarters of fiscal 2020, Hurco assessed and recorded the year-to-date impact of recent changes in income tax laws to address the unfavorable impact of the COVID-19 pandemic. In response to the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law in the U.S. on March 27, 2020.  The CARES Act included economic relief and modifications, most notably the net operating loss carryback provisions for the U.S. In addition, the year-over-year changes in Hurco’s income tax benefits and expenses reflected the shift in the geographic mix of income and loss among international tax jurisdictions, which resulted in changes in foreign tax credits, deductions for foreign derived intangible income, and recording of a provision for global intangible low taxed income.

Sonja McClelland, Chief Financial Officer, stated, “While we faced a very challenging year of uncertainty in 2020, we remained focused on the importance of maintaining a strong balance sheet and cashflows.   We were able to improve our cash position despite the unexpected steep decline in sales during the year, which allowed us to support our global operations without incurring indebtedness and execute a stock repurchase program while continuing dividend payments to shareholders.”

Cash and cash equivalents totaled $57,859,000 at October 31, 2020, compared to $56,943,000 at October 31, 2019. Working capital was $200,974,000 at October 31, 2020 compared to $207,229,000 at October 31, 2019.  The decrease in working capital was primarily driven by a decrease in accounts receivable and an increase in operating lease liabilities, partially offset by an increase in prepaid expenses and a decrease in accrued payroll and employee benefits.  Pursuant to the adoption of Accounting Standards Update No. 2016-02, “Leases” (Topic 842) on November 1, 2019, right-of-use assets were all recorded as noncurrent, but the lease liabilities were allocated between current and noncurrent.  This created a current liability for operating leases, which resulted in a reduction to our working capital of $4,132,000 for the fiscal year ended October 31, 2020.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool.  The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations.  The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the impact of the COVID-19 pandemic and other public health epidemics on the global economy, our business and operations, our employees, and the business, operations and economies of our customers and vendors, the risks of our international operations, changes in manufacturing markets, fluctuations in foreign currency exchange rates, innovations by competitors, increases in prices of raw materials, the ability to protect our intellectual property, governmental actions and initiatives, including import and export restrictions and tariffs, breaches of our network and system security measures, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences, loss of key personnel, failure to comply with data privacy and security regulations, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Secretary, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2020	2019	2020	2019

	(unaudited)
Sales and service fees	$ 44,459	$ 59,989	$ 170,627	$ 263,377
Cost of sales and service	34,939	43,749	134,170	186,169

Gross profit	9,520	16,240	36,457	77,208
Selling, general and administrative expenses	10,344	14,051	41,416	54,668
Goodwill impairment	4,903	-	4,903	-

Operating income (loss)	(5,727)	2,189	(9,862)	22,540

Interest expense	25	18	94	62
Interest income	26	112	130	462
Investment income (loss)	57	10	133	356
Other income (expense), net	(177)	(455)	(1,110)	28
Income (loss) before taxes	(5,846)	1,838	(10,803)	23,324
Provision (benefit) for income taxes	(2,257)	(260)	(4,556)	5,829
Net income (loss)	$ (3,589)	$ 2,098	$ (6,247)	$ 17,495
Income (loss) per common share
Basic	$ (0.54)	$ 0.31	$ (0.93)	$ 2.57
Diluted	$ (0.54)	$ 0.31	$ (0.93)	$ 2.55
Weighted average common shares outstanding
Basic	6,565	6,767	6,670	6,759
Diluted	6,565	6,816	6,670	6,815

Dividends per share	$ 0.13	$ 0.12	$ 0.51	$ 0.47

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended October 31,		Fiscal Year Ended October 31,
Operating Data:	2020	2019	2020	2019

	(unaudited)
Gross margin	21%	27%	21%	29%
SG&A expense as a percentage of sales	23%	23%	24%	21%
Goodwill impairment charges as a percentage of sales	11%	0%	3%	0%
Operating income (loss) as a percentage of sales	(13)%	4%	(6)%	9%
Pre-tax income (loss) as a percentage of sales	(13)%	3%	(6)%	9%
Effective tax rate	39%	(14)%	42%	25%
Depreciation and amortization	$ 1,129	$ 984	$ 4,547	$ 3,745
Capital expenditures	$ 486	$ 837	$ 1,656	$ 4,870

Balance Sheet Data:	10/31/2020	10/31/2019
Working capital	$ 200,974	$ 207,229
Days sales outstanding (unaudited)	45	49
Inventory turns (unaudited)	0.9	1.3
Capitalization
Total debt	--	--
Shareholders' equity	231,148	240,245
Total	$ 231,148	$ 240,245

Hurco Companies, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	October 31,	October 31,
	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$ 57,859	$ 56,943
Accounts receivable, net	27,686	43,279
Inventories, net	149,864	148,851
Derivative assets	968	1,391
Prepaid expenses	13,803	9,414
Other	1,231	1,983
Total current assets	251,411	261,861

Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	29,195	28,846
Leasehold improvements	4,754	4,902
	42,169	41,968
Less accumulated depreciation and amortization	(30,248)	(28,055)
Total property and equipment	11,921	13,913

Non-current assets:
Software development costs, less accumulated amortization	7,840	8,318
Goodwill	-	5,847
Intangible assets, net	1,846	1,096
Operating lease - right of use assets, net	11,748	-
Deferred income taxes	2,479	1,846
Investments and other assets, net	8,410	8,184
Total non-current assets	32,323	25,291
Total assets	$ 295,655	$ 301,065

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 32,999	$ 33,969
Derivative liabilities	872	388
Operating lease liabilities	4,132	-
Accrued payroll and employee benefits	6,209	11,564
Accrued income taxes	285	1,936
Accrued expenses	4,740	5,015
Accrued warranty	1,200	1,760
Total current liabilities	50,437	54,632

Non-current liabilities:
Deferred income taxes	-	-
Deferred income taxes	131	160
Accrued tax liability	1,918	2,036
Operating lease liabilities	7,989	-
Deferred credits and other obligations	4,032	3,992
Total non-current liabilities	14,070	6,188

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,636,906 and 6,967,719 shares issued and 6,565,163 and 6,767,237 shares outstanding,
as of October 31, 2020 and October 31, 2019, respectively	657	677
Additional paid-in capital	60,997	66,350
Retained earnings	172,484	182,151
Accumulated other comprehensive loss	(2,990)	(8,933)
Total shareholders' equity	231,148	240,245
Total liabilities and shareholders' equity	$ 295,655	$ 301,065